Exhibit No 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Seragen, Inc. on Form S-3 (File No.'s 333-12613, 33-93792 and 33-74396) and on
Form S-8 (File No.'s 33-84556 and 33-59644) of our report, which includes an explanatory paragraph concerning factors which raise substantial doubt about the Company's ability to continue as a going concern, dated February 23, 1996, on our audits of the financial statements of Seragen, Inc. as of December 31, 1995 and for the years ended December 31, 1995 and 1994 which report is included in the 1996 Annual Report on Form 10-K.



                                     /s/ Coopers & Lybrand L.L.P.
                                         Coopers & Lybrand L.L.P.

Boston, Massachusetts
March 27, 1997
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